Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Platform Specialty Products Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to the incorporation by reference therein of our report dated March 13, 2015, with respect to the consolidated balance sheets of Arysta LifeScience Limited as of December 31, 2013 and 2014 and the related consolidated statements of income, comprehensive income, changes in equity, cash flows and related notes for each of the two years in the period ended December 31, 2014, which report appears in the Current Report on Form 8-K/A of Platform Specialty Products Corporation dated April 29, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

June 23, 2015